Exhibit 99.1

         IMMUNICON AND PFIZER EXTEND RESEARCH AND DEVELOPMENT AGREEMENT

     HUNTINGDON VALLEY, Pa., Dec. 21 /PRNewswire-FirstCall/ -- Immunicon Corporation (Nasdaq: IMMC) announced today a second extension of its Research and Development Agreement with Pfizer Inc., under which the Company is collaborating with Pfizer to develop new reagents designed to detect certain undisclosed antigens on circulating tumor cells (CTCs). The agreement, originally entered into in February 2003, and amended in April 2004, has now been amended to extend the term to February 2006. Immunicon believes this project may help Pfizer to determine the efficacy of certain of their therapeutic products significantly earlier than is possible with other methods. Under the extended agreement, Immunicon will receive payments in support of its work with Pfizer. Pfizer has the right to terminate with or without reason upon written notice to Immunicon, in which case Pfizer's only obligation will be to pay for services performed up to the termination date plus payment for any non-cancelable obligations.

     Edward L. Erickson, Chairman of the Board, President and Chief Executive Officer of Immunicon, said, "We are very pleased to continue our collaboration with Pfizer, one of the worlds premier pharmaceutical companies."

     About Immunicon
     Immunicon Corporation is developing and commercializing proprietary cell-based research and human diagnostic products with an initial focus on cancer disease management. The Company has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells. Immunicon's products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases.

     The information contained in this press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as "hope," "may," "believe," "anticipate," "plan," "expect," "intend," "assume," "will" and similar expressions. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management's current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by the Company's forward-looking statements. These factors include, but are not limited to, risks associated with: the Company's dependence on Veridex, LLC, a Johnson & Johnson company; the Company's capital and financing needs; research and development and clinical trial expenditures; commercialization of the Company's product candidates; the Company's ability to use licensed products and to obtain new licenses from third parties; the Company's ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to the Company's customers for the Company's products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments

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under the Company's agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to the Company's products; effectiveness of the Company's products compared to competitors' products; protection of the Company's intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against the Company; labor, contract or technical difficulties; and competitive pressures in the Company's industry. These factors are discussed in more detail in the Company's filings with the Securities and Exchange Commission.

     Contact Information:                   Investors/Media:
     James G. Murphy                        The Ruth Group
     SVP of Finance & Administration, CFO   Greg Tiberend (media) 646-536-7005
     215-830-0777 ext. 121                  gtiberend@theruthgroup.com
     jmurphy@immunicon.com                  John Quirk (investors) 646-536-7029
                                            jquirk@theruthgroup.com

SOURCE  Immunicon Corporation
    -0-                             12/21/2004
     /CONTACT: James G. Murphy, SVP of Finance & Administration, CFO, of Immunicon Corporation, +1-215-830-0777 ext. 121, or jmurphy@immunicon.com; or
Media: Greg Tiberend, +1-646-536-7005, or gtiberend@theruthgroup.com, or
Investors: John Quirk, +1-646-536-7029, or jquirk@theruthgroup.com, both of The Ruth Group, both for Immunicon Corporation /